March 10, 1999




Addressees Listed on Schedule A


                  Re: ICCMAC Multifamily and Commercial Trust 1999-1, Collateralized Mortgage Bonds, Series 1999-1
                            ----------------------------------------------------

Ladies and Gentlemen:


                  We are rendering this opinion letter pursuant to Section 6(f) of the Underwriting Agreement, dated March 5, 1999 (the "Underwriting Agreement"), among Imperial Credit Commercial Mortgage Acceptance Corp. (the "Company"), Imperial Credit Commercial Mortgage Investment Corp. (the "Mortgage Loan Seller") and J.P. Morgan Securities Inc. as representative of the several underwriters listed in Schedule I thereto (the "Underwriters"). We have acted as special counsel to the Company in connection with the issuance of ICCMAC Multifamily and Commercial Trust 1999-1, Collateralized Mortgage Bonds, Series 1999-1 (the "Bonds"). The Bonds will be issued by ICCMAC Multifamily and Commercial Trust 1999-1, a Delaware business trust (the "Issuer") formed pursuant to the Deposit Trust Agreement, dated as of February 1, 1999 (the "Deposit Trust Agreement"), between the Company and Wilmington Trust Company, a Delaware banking corporation, as owner trustee (the "Owner Trustee"), pursuant to an Indenture, dated as of February 1, 1999 (the "Indenture"), between the Issuer and LaSalle National Bank, as indenture trustee (in such capacity, the "Indenture Trustee"). The Company will transfer the entire beneficial ownership interest in the Issuer (the "Ownership Certificate"), the Class D and Class E Bonds (collectively, the "Retained Offered Bonds") and the Class F, Class G, Class H and Class X Bonds (collectively, the "Private Bonds") to the Mortgage Loan Seller. The Retained Offered Bonds, the Private Bonds and the Ownership Certificate will be deposited by the Mortgage Loan Seller into ICCMIC Commercial Holding Trust 1999-1, a Delaware business trust established pursuant to a Holding Trust Agreement, dated as of February 1, 1999 (the "Holding Trust
Agreement"), by and between the Mortgage Loan Seller and Wilmington Trust Company, as holding trustee (the "Holding Trustee"). Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Indenture.

                  In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Indenture, the Servicing Agreement, dated as of February 1, 1999 (the "Servicing Agreement"), among the Issuer, Banc One Mortgage Capital Markets, LLC (the "Master Servicer"), the Indenture Trustee and ABN AMRO Bank N.V., as fiscal agent, the Deposit Trust Agreement, the Holding Trust Agreement, the Company's Prospectus Supplement, dated March 5, 1999, to the Company's Prospectus, dated February 19, 1999, relating to the Bonds, and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the Closing Date, as we have deemed appropriate as a basis for the opinion expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinions that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company, the Underwriters, Southern Pacific Bank, the Mortgage Loan Seller, the Owner Trustee and the Master Servicer and of public officials.

                  In rendering the opinion set forth below we do not express any opinion concerning the laws of any jurisdiction other than the Federal income tax laws of the United States of America. The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, regulations of the U.S. Department of the Treasury and applicable case law and administrative rulings, all of which is subject to change, and any such change may be retroactive. In addition, complete assurance cannot be provided that the Internal Revenue Service will agree with the opinion set forth below. We assume no responsibility for advising you of any change in the law after the date hereof.

                  Based upon the foregoing, assuming compliance with all provisions of the Indenture, the Servicing Agreement, the Deposit Trust Agreement and the Holding Trust Agreement, in each case as in effect on the Closing Date, and with any subsequent changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, it is our opinion on the Closing Date and thereafter that the Class A-1, Class A-2, Class S, Class A-3, Class B, Class C, Class D and Class E Bonds will be treated as debt for federal income tax purposes. The Issuer, even though it is a taxable mortgage pool, will not be treated as a taxable corporation separate from the Mortgage Loan Seller so long as the Mortgage Loan Seller qualifies as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and all interests in the Issuer treated as equity for federal income tax purposes or interests in the Holding Trust continue to be wholly owned directly or indirectly by the Mortgage Loan Seller (or another corporation qualifying as a Real Estate Investment Trust ("REIT")), either directly or through such REIT's wholly owned subsidiaries.

                  We are furnishing this letter to you solely for your benefit in connection with the transactions referred to herein. This letter is not to be relied upon, used, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent.

                                            Very truly yours,

                                            /s/ Cadwalader, Wickersham and Taft

                                   Schedule A
                                   ----------

J.P. Morgan Securities Inc.
Prudential Securities Incorporated
Imperial Capital, LLC
 c/o J.P. Morgan Securities Inc.
60 Wall Street
New York, New York  10260

LaSalle National Bank
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60674-4107
Attention:  Asset-Backed Securities Trust
Services Group-Collateralized Mortgage
Bonds--ICCMAC Commercial Trust 1999-1

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890

Duff & Phelps Credit Rating Co.
17 State Street, 12th Floor
New York, New York 10004

Standard & Poor's Ratings Services
26 Broadway
New York, New York 10004